SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated December 23, 2014 between
ETF SERIES SOLUTIONS
and
EXCHANGE TRADED CONCEPTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
AlphaClone Alternative Alpha ETF	0.65%
Roundhill Acquirers Deep Value ETF	0.80%
Loncar Cancer Immunotherapy ETF	0.79%
Loncar China BioPharma ETF	0.79%
NETLease Corporate Real Estate ETF	0.60%
ISE Cyber Security ETF	0.59%
ISE Mobile Payments ETF	0.73%
Blue Horizon BNE ETF	0.89%
ETFB REITs ETF	0.50%
PSYK ETF	0.90%
Carbon Strategy ETF	0.75%
Bitwise Bitcoin Strategy Fund	1.50%
BlockFi Bitcoin Strategy Fund	1.50%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 14, 2021.
ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

    By: /s/ Michael D. Barolsky
     Name: Michael D. Barolsky
     Title: Vice President and Secretary

    EXCHANGE TRADED CONCEPTS, LLC

    By: /s/ J. Garrett Stevens
     Name: J. Garrett Stevens
     Title: Chief Executive Officer